Exhibit 99.1
Press Release
Micromet, Inc. Reports Second Quarter 2007 Financial Results
Bethesda, MD – August 8, 2007 – Micromet, Inc. (NASDAQ: MITI) (“Micromet” or the “Company”), a biopharmaceutical company focusing on the development of novel, proprietary antibody-based products for cancer, inflammation and autoimmune diseases, today announced its financial results for the second quarter ended June 30, 2007.
Summarizing the quarter, Christian Itin, Ph.D., President and Chief Executive Officer of Micromet said: “With the execution of a significant collaboration with Nycomed for our MT203 antibody in May and a successful capital raise during June, we have substantially strengthened our resources for future product development. Data from additional analysis of our phase 2 clinical trial with adecatumumab in patients with metastatic breast cancer presented at ASCO in May support our focus on cancer patients with high levels of EpCAM target for our future clinical studies. We look forward to announcing additional results of our MT103 BiTE in non-Hodgkin’s lymphoma and of our preclinical programs during the second half of 2007.”
Recent Highlights:
–	On May 24th, we granted to Nycomed exclusive worldwide rights to develop and commercialize MT203, a human antibody neutralizing granulocyte/macrophage colony stimulating factor (GM-CSF), which may be useful for the treatment of inflammatory and autoimmune diseases. Under the terms of the agreement, Micromet received an upfront license fee of €5 million (approximately $7 million), and is eligible to receive development expenses and milestone payments of more than €120 million (approximately $160 million) in the aggregate. The program is currently at the preclinical stage and is expected to move to clinical stage in early 2009.
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–	On June 4th, we reported final data from the randomized phase 2 clinical trial of adecatumumab (MT201) in metastatic breast cancer patients, including recent exploratory posthoc subgroup analyses. The additional analyses showed that all time dependent end points were in favor of patients expressing high levels of the EpCAM target.

–	On June 20th, we announced a private placement involving the sale of our common stock and warrants raising net proceeds of approximately $23.5 million, after the costs of the offering. The transaction was conducted amongst a group of experienced biotechnology investors, including funds affiliated with members of our Board of Directors.

–	On July 11th, Micromet’s collaborator TRACON Pharmaceuticals started the treatment of the first cancer patient in phase 1 clinical trial with D93/TRC093. This compound was licensed from Micromet in March of this year.
Financial Results:
Quarter Ended June 30, 2007
For the quarter ended June 30, 2007, Micromet recognized total revenues of $3.1 million, compared to $5.0 million for the same period in 2006. Revenue recognized under collaboration agreements decreased by $1.9 million during the second quarter of 2007 as compared to the same period in 2006 due to certain nonrecurring revenue received in 2006 from Cell Therapeutics, Inc. of $1.9 million relating to a previously terminated collaboration.
Total operating expenses were $11.1 million for the quarter ended June 30, 2007, compared to $34.4 million for the same period in 2006. The majority of the decrease relates to a one-time in-process research and development charge of $20.9 million taken in 2006 in connection with the CancerVax merger. Recurring R&D expenses decreased $2.8 million from the prior year primarily due to a decrease in R&D stock-based compensation charges of $1.8 million as a result of one-time stock option grants issued in 2006 following the CancerVax merger that included accelerated vesting provisions. The remainder of the R&D expense decrease is a result of the completion of two phase 2a clinical trials with adecatumumab in mid-2006. General and
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administrative expenses of $4.4 million for the quarter ended June 30, 2007 were slightly above the $4.0 million for the same period in 2006. This increase results from an $800,000 charge to facility expenses as a result of the finalization of our lease exit liability costs related to the former CancerVax headquarters, which are now fully sublet, and from the increased costs of being a public company post-merger, including U.S.-based personnel and legal, investor relations, auditing and tax services. This increase was substantially offset by a decrease in G&A stock-based compensation expense of $1.5 million resulting from the same 2006 one-time stock option grant referred to above.
Micromet has recorded the warrants issued in connection with the June 2007 sale of common stock as a liability in its June 30, 2007 balance sheet at their fair value of $6.4 million determined using a Black-Scholes option-pricing model and will remeasure them at each reporting period until exercised or expired. Changes in the fair value of the warrants are reported in the statements of operations as non-operating income or expense. Other income (expenses) for the quarter ended June 30, 2007 includes $522,000 of income related to the decrease in fair value of the warrant liability from original issuance date.
Other income for the quarter ended June 30, 2007 also includes the effect of resolving certain withholding tax duty owed on past royalty payments made to collaborators who reside outside of Germany. During the first quarter of 2007, we paid $1.3 million, which was accrued in prior years, to the German tax authorities in order to settle the outstanding liability, while pursuing the refunds through our collaborators. During the second quarter of 2007, we received notification of refunds aggregating $800,000 of this total because the recipients of these royalty payments were exempt from withholding taxes. This $800,000 benefit was included in other income.
For the quarter ended June 30, 2007, Micromet reported a net loss of $6.5 million, or $0.20 per basic and diluted share, compared to a net loss of $29.5 million, or $1.18 per basic and diluted share, for the same period in 2006.
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Six Months Ended June 30, 2007
For the six months ended June 30, 2007, Micromet recognized total revenues of $5.8 million, compared to $9.1 million for the same period in 2006. Revenue recognized under collaboration agreements decreased by $3.3 million during the six months ended June 30, 2007 as compared to the same period in 2006 due to certain nonrecurring revenue received in 2006 from Cell Therapeutics, Inc. of $1.9 million relating to a previously terminated collaboration. The remainder of the decrease resulted from lower collaboration revenues related to reimbursement for the adecatumumab phase 2a clinical trials that were completed in mid-2006.
Total operating expenses were $21.4 million for the six months ended June 30, 2007, compared to $40.1 million for the same period in 2006. The majority of the decrease period over period relates to a one-time in-process research and development charge of $20.9 million taken in 2006 in connection with the CancerVax merger. After considering this unusual charge, recurring R&D expenses for the six months ended June 30, 2007 decreased by $0.6 million over the same period in the prior year. A decrease in R&D stock-based compensation charges of $1.2 million as a result of one-time stock option grants issued in 2006 that contained accelerated vesting provisions, was partially offset by the payment of a license fee of $0.5 million to Applied Molecular Evolution, Inc. (subsequently acquired by Eli Lilly and Company) that was triggered by our D93 license granted to TRACON. General and administrative expenses for the six months ended June 30, 2007 were $7.9 million as compared to $5.2 million for the same period in 2006. This increase results from an $800,000 charge to facility expenses as a result of the finalization of our lease exit liability costs related to the former CancerVax headquarters, which are now fully sublet, and from the increased costs of being a public company post-merger, including US-based personnel, legal, investor relations, auditing and tax services. This increase was partially offset by a decrease in G&A stock-based compensation expense of $0.9 million resulting from the same 2006 one-time stock option grant referred to above.
Other income (expenses) for the six months ended June 30, 2007 includes $522,000 of income related to the decrease in fair value of the warrant liability from original
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issuance date related to warrants issued in connection with the June 2007 private placement of common stock and the $800,000 benefit of resolving a portion of the withholding tax duty owed on past royalty payments made to collaborators who reside outside of Germany, both described further above.
For the six months ended June 30, 2007, Micromet reported a net loss of $14.1 million, or $0.44 per basic and diluted share, compared to a net loss of $31.6 million, or $1.47 per basic and diluted share, for the same period in 2006.
Note on 2006 Merger
As a result of the reverse merger between Micromet AG and CancerVax Corporation that was completed on May 5, 2006, the financial information included herein for the second quarter and six months ended June 30, 2006 is based solely on Micromet AG’s historical financial statements through May 5, 2006 and thereafter is combined with the financial results of CancerVax Corporation (renamed Micromet, Inc. following the merger).
2007 Outlook:
–	Micromet and its collaborator MedImmune are planning to start a phase 2 clinical trial in acute lymphatic leukemia in Europe and plan to initiate the first phase 1 clinical trial in the US with our BiTE molecule targeting CD19, MT103/MEDI-538, in non-Hodgkin’s lymphoma patients in the U.S.

–	Micromet and its collaborator Merck Serono are continuing their ongoing phase 1b clinical trial in metastatic breast cancer with adecatumumab (MT201) in combination with docetaxel and are preparing to initiate a phase 1 clinical trial to test adecatumumab in other solid tumors.

–	Micromet plans to initiate a clinical trial for MT110, our BiTE molecule targeting EpCAM, in 2007.

–	Micromet will continue its research and development programs for the discovery of new BiTE product candidates.
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Conference Call and Audio Webcast Today, August 8, 2007, at 9:00am Eastern Time
Micromet will host a conference call and audio webcast today to discuss these financial results at 9:00 am Eastern Time (3:00 pm Central European Time). To participate in this conference call, dial 866-713-8310 (U.S.) or 617-597-5308 (international), passcode: 97082649. The audio webcast can be accessed via our website at: www.micromet-inc.com.
A replay of the call will be available from 12:00 pm Eastern Time on August 8, 2007 (6:00 pm Central European Time) through Thursday, August 16, 2007. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 82626657.
About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company focusing on the development of novel, proprietary antibody-based products for cancer, inflammation and autoimmune diseases. Three product candidates are currently in clinical trials. MT103, also known as MEDI-538, is the first product candidate based on Micromet’s novel BiTE® antibody product development platform and is being evaluated in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. The BiTE antibody product development platform is based on a unique, antibody-based class of drug candidates that leverages the cytotoxic potential of T cells in the treatment of cancer. T cells are the most powerful ‘killer cells’ of the human immune system. Micromet has established a collaboration with MedImmune, Inc. for MT103/MEDI-538. The second clinical stage product candidate is adecatumumab, also known as MT201, a recombinant human monoclonal antibody which targets EpCAM expressing tumors. Adecatumumab is being developed for the treatment of patients with breast cancer. A phase 2a clinical trial in this indication has been completed, and a phase 1b trial evaluating the safety and tolerability of MT201 in combination with docetaxel is currently ongoing in patients with metastatic breast cancer. Micromet has established a collaboration with Merck Serono for adecatumumab (MT201). Our third clinical stage product candidate is D93,
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also known as TRC093, a first-in-class humanized monoclonal antibody that inhibits angiogenesis and tumor cell growth by binding cleaved collagen. This product candidate is in phase 1 clinical trials and is being developed by TRACON Pharmaceuticals for the treatment of patients with cancer and age-related macular degeneration pursuant to license agreement under which Micromet has granted TRACON the worldwide rights to develop and commercialize D93/TRC093. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, Micromet’s human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of inflammatory diseases, such as rheumatoid arthritis, as well as autoimmune diseases.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. You are urged to consider statements that include the words “ongoing”, “may”, “will”, “would”, “could”, “should”, “believes”,
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“estimates”, “projects”, “potential”, “expects”, “suggests”, “plans”, “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in our periodic reports and other filings with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,974	$24,301
Accounts receivable	3,350	2,319
Prepaid expenses and other current assets	2,679	2,048

Total current assets	44,003	28,668
Property and equipment, net	3,459	3,357
Goodwill	6,917	6,917
Patents, net	8,028	8,850
Deposits and other assets	780	321
Restricted cash	3,107	3,059

Total assets	$66,294	$51,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$993	$1,680
Accrued expenses	5,715	10,153
Warrant liabilities	6,446	—
Other liabilities	1,201	366
Short-term note	156	1,320
Current portion of long-term debt obligations	3,528	599
Current portion of deferred revenue	4,543	2,972

Total current liabilities	22,582	17,090
Deferred revenue, net of current portion	7,905	195
Other non-current liabilities	2,325	1,961
Long-term debt obligations, net of current portion	4,179	7,408
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.00004 par value; 150,000 shares authorized; 40,723 and 31,419 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	2	1

	June 30,	December 31,
	2007	2006
	(Unaudited)
Additional paid-in capital	182,229	163,482
Stock subscription receivables	—	(27)
Accumulated other comprehensive income	5,938	5,869
Accumulated deficit	(158,866)	(144,807)

Total stockholders’ equity	29,303	24,518

Total liabilities and stockholders’ equity	$66,294	$51,172

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Collaboration agreements	$2,548	$4,518	$5,093	$8,387
License fees	446	480	645	721
Other	72	19	98	32

Total revenues	3,066	5,017	5,836	9,140
Operating expenses
Research and development	6,714	9,496	13,424	14,032
In-process research and development	—	20,890	—	20,890
General and administrative	4,370	4,000	7,932	5,200

Total operating expenses	11,084	34,386	21,356	40,122

Loss from operations	(8,018)	(29,369)	(15,520)	(30,982)
Other income (expense)
Interest expense	(178)	(569)	(434)	(1,023)
Interest income	99	272	225	309
Change in fair value of warrants	522	—	522	—
Other income	1,106	211	1,148	75

Net loss	$(6,469)	$(29,455)	$(14,059)	$(31,621)

Basic and diluted net loss per common share	$(0.20)	$(1.18)	$(0.44)	$(1.47)

Weighted average shares used to compute basic and diluted net loss per share	32,315	24,922	31,909	21,529

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Contact Information
Company:
Christopher Schnittker, SVP & CFO
(240) 752-1421
cschnittker@micromet-inc.com
Investors:
Susan Noonan
(212) 966-3650
susan@sanoonan.com
Media:
Patricia Garrison
(917) 322-2567
pgarrison@rxir.com